Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Godwin ngodwin@unum.com
INVESTORS	Matt Royal mroyal@unum.com

Unum Group Reports Third Quarter 2023 Results

•Net income of $202.0 million ($1.02 per diluted common share) for the third quarter of 2023; after-tax adjusted operating income was $381.7 million ($1.94 per diluted common share).

•Results reflect continued strong execution, positive underlying trends, and a favorable environment highlighted by robust disability margins, and core operations premium growth of 6.1 percent on a constant currency basis.

•Strong balance sheet with holding company liquidity of $1.2 billion and weighted average risk-based capital ratio of approximately 470 percent, well in excess of targets.

•Contributed capital at levels expected to fully recognize the long-term care premium deficiency reserve by year-end; new share repurchase authorization of $500 million beginning January 1, 2024.

•Book value per common share of $49.32 grew 16.9 percent over the year-ago quarter; book value per common share excluding accumulated other comprehensive income (AOCI) of $65.47 grew 8.5 percent over the year-ago quarter.

•Completed our first annual GAAP reserve assumption updates to be filed under new accounting guidance resulting in a modest net after-tax reserve increase of $139.3 million.

CHATTANOOGA, Tenn. (October 31, 2023) - Unum Group (NYSE: UNM) today reported net income of $202.0 million ($1.02 per diluted common share) for the third quarter of 2023, compared to net income of $510.3 million ($2.53 per diluted common share) for the third quarter of 2022.

Included in net income for the third quarter of 2023 are the after-tax amortization of the cost of reinsurance of $8.7 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $7.3 million ($0.04 per diluted common share), an after-tax net reserve increase related to assumption updates of $139.3 million ($0.71 per diluted common share) driven by long-term care, partially offset by releases in Unum US group long-term disability and Colonial Life, and a net after-tax investment loss on the Company’s investment portfolio of $24.4 million ($0.13 per diluted common share). Included in net income for the third quarter of 2022 are the after-tax amortization of the cost of reinsurance of $9.3 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $1.4 million ($0.01 per diluted common share), an after-tax net reserve decrease related to assumption updates of $192.1 million ($0.95 per diluted common share), and a net after-tax investment loss on the Company’s investment portfolio of $3.4 million ($0.02 per diluted common share). Excluding the items above, after-tax adjusted operating income was $381.7 million ($1.94 per diluted common share) in the third quarter of 2023, compared to $332.3 million ($1.65 per diluted common share) in the third quarter of 2022.

Effective January 1, 2023, the Company adopted Accounting Standards Update 2018-12 (ASU 2018-12) which amended the accounting and disclosure requirements for long-duration insurance contracts, with changes applied as of January 1, 2021. All prior period operating results and related metrics throughout this document have been adjusted for the impacts of the adoption.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

“Our strong performance reflected excellent execution across the enterprise, with very strong top-line growth and profitability,” said Richard P. McKenney, president and chief executive officer. “Our technology initiatives continue to differentiate Unum and amplify our growth by providing customers what they want, high-quality, digital-first experiences. We are operating from a position of financial strength and making progress on de-risking our balance sheet while also increasing capital returns to shareholders. As we approach the end of 2023, our capital deployment plans are on track and will accelerate in 2024, market conditions remain favorable, and we believe we are well positioned to achieve our earnings growth objectives and maintain capital metrics well in excess of our targets.”

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains and losses, amortization of cost of reinsurance, the impact of non-contemporaneous reinsurance, and reserve assumption updates. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. Reserve assumption updates may result in increases or decreases to earnings. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax, net income or net loss.

Unum US Segment

Unum US reported adjusted operating income of $357.8 million in the third quarter of 2023, an increase of 27.4 percent from $280.8 million in the third quarter of 2022, which exclude the reserve assumption updates during each period. Premium income increased 6.5 percent to $1,657.7 million in the third quarter of 2023, compared to $1,556.8 million in the third quarter of 2022. Net investment income decreased 2.6 percent to $166.2 million in the third quarter of 2023, compared to $170.6 million in the third quarter of 2022.

Within the Unum US operating segment, the group disability line of business reported a 30.1 percent increase in adjusted operating income to $170.1 million in the third quarter of 2023, compared to $130.7 million in the third quarter of 2022, which excludes the reserve decreases related to the reserve assumption updates of $121.0 million during both the third quarters of 2023 and 2022. Premium income for the group disability line of business increased 8.7 percent to $775.0 million in the third quarter of 2023, compared to $713.1 million in the third quarter of 2022, driven by in-force block growth and higher sales. Net investment income was $84.2 million in the third quarter of 2023, which was generally consistent with the $84.8 million in the third quarter of 2022. Excluding the reserve assumption updates, the benefit ratio for the third quarter of 2023 was 57.5 percent, compared to 62.4 percent in the third quarter of 2022, due primarily to favorable recoveries as well as lower claim incidence in our group long-term disability product line and favorable discount rate impacts on new claims. Group long-term disability sales were $36.6 million in the third quarter of 2023, an increase of 3.4 percent from $35.4 million in the third quarter of 2022. Group short-term disability sales were $30.5 million in the third quarter of 2023, an increase of 66.7 percent from $18.3 million in the third quarter of 2022. Persistency in the group long-term disability product line was 90.8 percent for the first nine months of 2023, compared to 90.7 percent for the first nine months of 2022. Persistency in the group short-term disability product line was 89.1 percent for the first nine months of 2023, compared to 89.2 percent for the first nine months of 2022.

The group life and accidental death and dismemberment line of business reported an 84.4 percent increase in adjusted operating income to $52.0 million in the third quarter of 2023, compared to $28.2 million in the third quarter of 2022, which excludes the reserve decrease related to the reserve assumption update of $34.0 million for the third quarter of 2022. Premium income for this line of business increased 1.2 percent to $467.1 million in the third quarter of 2023, compared to the $461.5 million in the third quarter of 2022 due primarily to higher sales. Net investment income decreased 6.3 percent to $23.7 million in the third quarter of 2023, compared to $25.3 million in the third quarter of 2022, due primarily to a decrease in the level of invested assets and lower miscellaneous investment income, partially offset by an increase in the yield on invested assets. The benefit ratio in the third quarter of 2023 was 73.3 percent, compared to 78.0 percent in the third quarter of 2022, which excludes the reserve assumption update, due primarily to lower mortality, resulting primarily from lessening impacts of COVID-19 on our insured population, and a lower average claim size in the group life product line. Sales of group life and accidental death and dismemberment products

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

decreased 6.3 percent in the third quarter of 2023 to $25.2 million, compared to $26.9 million in the third quarter of 2022. Persistency in the group life product line was 89.3 percent for the first nine months of 2023, compared to 89.2 percent for the first nine months of 2022. Persistency in the accidental death and dismemberment product line was 88.2 percent for the first nine months of 2023, compared to 88.1 percent for the first nine months of 2022.

The supplemental and voluntary line of business reported an increase of 11.3 percent in adjusted operating income to $135.7 million in the third quarter of 2023, compared to $121.9 million in the third quarter of 2022, which excludes the net reserve decreases related to the assumption updates of $7.8 million and $15.8 million during the third quarters of 2023 and 2022, respectively. Premium income for the supplemental and voluntary line of business increased 8.7 percent to $415.6 million in the third quarter of 2023, compared to $382.2 million in the third quarter of 2022, due primarily to the partial recapture of a block of business in the individual disability product line and higher persistency in the voluntary benefits product line. Net investment income decreased 3.6 percent to $58.3 million in the third quarter of 2023, compared to $60.5 million in the third quarter of 2022, due primarily to a decline in yield on invested assets and lower miscellaneous investment income, partially offset by an increase in the level of invested assets. The benefit ratio for the voluntary benefits product line, which exclude the reserve decreases related to the assumption updates of $10.4 million and $17.0 million during the third quarters of 2023 and 2022, respectively, was 39.1 percent in the third quarter of 2023, compared to 43.7 percent in the third quarter of 2022, due primarily to favorable experience in the disability and life product lines. The benefit ratio for the individual disability product line, which exclude the reserve increases related to the assumption updates of $2.6 million and $1.2 million during the third quarters of 2023 and 2022, respectively, was 45.4 percent for the third quarter of 2023, compared to 44.0 percent in the third quarter of 2022, due primarily to higher average size of submitted claims. The benefit ratio for the dental and vision product line was 67.4 percent for the third quarter of 2023, compared to 74.5 percent in the third quarter of 2022, due primarily to lower claim incidence. Relative to the third quarter of 2022, sales in the voluntary benefits product line decreased 3.7 percent in the third quarter of 2023 to $39.0 million. Sales in the individual disability product line of $25.6 million were generally consistent in the third quarter of 2023 compared to the same period of 2022. Sales in the dental and vision product line increased 33.3 percent in the third quarter of 2023 to $14.0 million. Persistency in the voluntary benefits product line was 75.5 percent for the first nine months of 2023, compared to 75.1 percent for the first nine months of 2022. Persistency in the individual disability product line was 89.3 percent for the first nine months of 2023, compared to 89.2 percent for the first nine months of 2022. Persistency in the dental and vision product line was 76.2 percent for the first nine months of 2023, compared to 81.4 percent for the first nine months of 2022.

Unum International Segment

The Unum International segment reported adjusted operating income of $36.8 million in the third quarter of 2023, an increase of 47.8 percent from $24.9 million in the third quarter of 2022, which excludes the reserve increase of $17.9 million and the reserve decrease $7.6 million related to the assumption updates during the third quarters of 2023 and 2022, respectively. Premium income increased 21.5 percent to $210.6 million in the third quarter of 2023, compared to $173.3 million in the third quarter of 2022. Net investment income decreased 26.2 percent to $27.3 million in the third quarter of 2023, compared to $37.0 million in the third quarter of 2022. Sales decreased 24.7 percent to $30.2 million in the third quarter of 2023, compared to $40.1 million in the third quarter of 2022.

The Unum UK line of business reported adjusted operating income, in local currency, of £28.4 million in the third quarter of 2023, an increase of 21.9 percent from £23.3 million in the third quarter of 2022, which excludes the reserve increase of £16.3 million and the reserve decrease of £5.3 million related to the assumption updates during the third quarters of 2023 and 2022, respectively. Premium income was £142.2 million in the third quarter of 2023, an increase of 9.9 percent from £129.4 million in the third quarter of 2022, due primarily to in-force block growth. Net investment income was £19.5 million in the third quarter of 2023, a decrease of 34.8 percent from £29.9 million in the third quarter of 2022, due primarily to lower investment income from inflation index-linked bonds. The benefit ratio, excluding the reserve assumption updates, was 67.4 percent in the third quarter of 2023, compared to 78.7 percent in the third quarter of 2022, due to favorable claim incidence, favorable claim resolutions, and higher discount rates on new claims in the group long-term disability product line, and lower inflation-linked experience in benefits, partially offset by higher incidence in the supplemental product line. Sales decreased 41.1 percent to £18.2 million in the third quarter of 2023, compared to £30.9 million in the third quarter of 2022. Persistency in the group long-term disability

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

product line was 92.4 percent for the first nine months of 2023, compared to 84.9 percent for the first nine months of 2022. Persistency in the group life product line was 83.6 percent for the first nine months of 2023, compared to 88.2 percent for the first nine months of 2022. Persistency in the supplemental product line was 91.0 percent for the first nine months of 2023, compared to 92.3 percent for the first nine months of 2022.

Colonial Life Segment

Colonial Life reported adjusted operating income of $102.9 million in the third quarter of 2023, a 12.7 percent decrease compared to $117.9 million in the third quarter of 2022, which excludes the reserve decreases related to the assumption updates of $80.7 million and $55.2 million during the third quarters of 2023 and 2022, respectively. Premium income increased to $431.2 million in the third quarter of 2023, compared to $423.3 million in the third quarter of 2022, due to higher sales in prior periods, partially offset by lower persistency. Net investment income increased to $39.3 million in the third quarter of 2023, compared to $38.6 million in the third quarter of 2022, due primarily to an increase in the yield on invested assets and an increase in the level of invested assets. The benefit ratio, excluding the reserve assumption updates, was 49.1 percent in the third quarter of 2023, compared to 48.7 percent in the third quarter of 2022, primarily due to higher incidence in the life product line. Sales increased 4.7 percent to $121.3 million in the third quarter of 2023, compared to $115.9 million in the third quarter of 2022. Persistency in the Colonial Life segment was 77.9 percent for the first nine months of 2023, compared to 78.3 percent for the first nine months of 2022.

Closed Block Segment

The Closed Block segment reported adjusted operating income of $34.2 million in the third quarter of 2023, which excludes the amortization of cost of reinsurance of $11.1 million and the impact of non-contemporaneous reinsurance of $9.2 million related to the Closed Block individual disability reinsurance transaction as well as the net reserve increase related to the assumption updates of $368.8 million, compared to $42.1 million in the third quarter of 2022, which excludes the amortization of cost of reinsurance of $11.8 million and the impact of non-contemporaneous reinsurance of $1.7 million related to the Closed Block individual disability reinsurance transaction and the net reserve decrease related to the assumption updates of $9.7 million. Premium income for this segment is largely driven by our long-term care product line, and in the third quarter of 2023, premium income for long-term care was generally consistent with the same period of 2022. Net investment income increased 9.3 percent to $274.9 million in the third quarter of 2023, compared to $251.4 million in the third quarter of 2022, due to an increase in the level of invested assets and higher miscellaneous investment income, primarily related to increases in the net asset values on our private equity partnerships.

The interest adjusted loss ratio for the long-term care product line, which excludes the reserve increase related to assumption update of $368.1 million was 105.3 percent in the third quarter of 2023, compared to an interest adjusted loss ratio of 83.6 percent in the third quarter of 2022, which excludes the reserve decrease related to the assumption update of $2.9 million, driven primarily by higher claim incidence as well as impacts from the change in the net premium ratio resulting from the reserve assumption update. Underlying claims experience was lower in the third quarter of 2023 compared to the second quarter of 2023.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $41.5 million in the third quarter of 2023, compared to an adjusted operating loss of $49.5 million in the third quarter of 2022, due primarily to increased net investment income, which was driven by an increase in yield on invested assets, partially offset by higher pension expenses.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 197.1 million for the third quarter of 2023, compared to 201.7 million for the third quarter of 2022. Shares outstanding totaled 195.0 million at September 30, 2023. During the third quarter of 2023, the Company repurchased 1.5 million shares at a total cost of $74.8 million.

Capital Management

At September 30, 2023, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 470 percent, and the holding companies had available holding company liquidity of $1,182.0 million.

Book Value

Book value per common share as of September 30, 2023 was $49.32, compared to $42.20 at September 30, 2022. Book value per common share excluding AOCI as of September 30, 2023 was $65.47, compared to $60.33 at September 30, 2022.

Effective Tax Rate

The effective tax rate on adjusted operating earnings was 22.1 percent in the third quarter of 2023.

Outlook

Full-year 2023 outlook of an increase in after-tax adjusted operating income per share of 20 percent to 25 percent when comparing to historically reported 2022 results.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of investment gains or losses, the amortization of the cost of reinsurance, the impact of non-contemporaneous reinsurance, and reserve assumption updates as specified in the reconciliations in the Financial Highlights section below.  Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.

Investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of investment gains or losses.  Although we may experience investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.

Cash flow assumptions used to calculate our liability for future policy benefits are reviewed at least annually and updated, as needed, with the resulting impact reflected in net income. While the effects of these assumption updates are recorded in the reporting period in which the review is completed, these updates reflect experience emergence and changes to expectations spanning multiple periods. We believe that by excluding the impact of reserve assumption updates we are providing a more comparable and consistent view of our quarterly results.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

We exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021. As a result, we exclude the amortization of the cost of reinsurance that we recognized upon the exit of the business related to the policies on claim status as well as the impact of non-contemporaneous reinsurance that resulted from the adoption of ASU 2018-12. Due to the execution of the second phase of the reinsurance transaction occurring after January 1, 2021, the transition date of ASU 2018-12, in accordance with the provisions of the ASU related to non-contemporaneous reinsurance, we were required to establish the ceded reserves using an upper-medium grade fixed-income instrument as of the reinsurance transaction date in March 2021, which resulted in higher ceded reserves compared to that which was reported historically. However, the direct reserves for the block reinsured in the second phase were calculated using the original discount rate utilized as of the transition date. Both the direct and ceded reserves are then remeasured at each reporting period using a current discount rate reflective of an upper-medium grade fixed-income instrument, with the changes recognized in other comprehensive income (loss). While the total equity impact is neutral, the different original discount rates utilized for direct and ceded reserves result in disproportionate earnings impacts. The impact of non-contemporaneous reinsurance will fluctuate depending on the magnitude of reserve changes during the period. We believe that the exclusion of these items provides a better view of our results from our ongoing businesses.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, November 1, 2023, at 8:00 am (Eastern Time) to discuss the results of operations for the third quarter of 2023. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is 1-888-210-4821 for U.S. (access code: 5666159). For U.K. callers, the dial-in number is 44-800-358-0970 (access code: 5666159). For all other callers, the dial-in number is 1-646-960-0323 (access code: 5666159). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Wednesday, November 8 by dialing 1-800-770-2030 (U.S.) or 1-647-362-9199 (all other locations) - access code 5666159.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2023 is available on the “Investors” section of the Company’s website.

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ABOUT UNUM GROUP

Unum Group (NYSE: UNM), an international provider of workplace benefits and services, has been helping workers and their families for 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support and behavioral health services. In 2022, Unum reported revenues of about $12 billion and paid $8 billion in benefits. The Fortune 500 company is one of the 2023 World's Most Ethical Companies, recognized by Ethisphere®.

For more information, connect with us on Facebook (www.facebook.com/unumbenefits) and LinkedIn (www.linkedin.com/company/unum).

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) the impact of pandemics and other public health issues, including COVID-19, on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (5) changes in, or interpretations or enforcement of, laws and regulations; (6) our ability to hire and retain qualified employees; (7) a cyber attack or other security breach resulting in the unauthorized acquisition of confidential data; (8) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (9) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (10) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (11) changes in our financial strength and credit ratings; (12) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (13) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (14) ineffectiveness of our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) ability to generate sufficient internal liquidity and/or obtain external financing; (17) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (18) disruptions to our business or our ability to leverage data caused by the use and reliance on third-party vendors, including vendors providing web and cloud-based applications; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet environmental, social, and governance standards and expectations of investors, regulators, customers, and other stakeholders

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2022. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Revenue
Premium Income	$2,525.9	$2,388.9	$7,494.3	$7,206.3
Net Investment Income	526.0	511.6	1,565.9	1,597.8
Net Investment Loss	(31.0)	(4.4)	(30.0)	(22.3)
Other Income	71.6	63.0	210.6	197.5
Total Revenue	3,092.5	2,959.1	9,240.8	8,979.3

Benefits and Expenses
Policy Benefits Including Remeasurement Loss or Gain	1,947.0	1,501.5	5,437.0	5,215.8
Commissions	289.7	271.5	869.7	819.1
Interest and Debt Expense	48.6	47.0	145.6	141.3
Cost Related to Early Retirement of Debt	—	4.2	—	4.2
Deferral of Acquisition Costs	(153.3)	(139.4)	(467.5)	(419.1)
Amortization of Deferred Acquisition Costs	129.1	102.9	358.7	313.0
Other Expenses	569.7	529.8	1,685.9	1,528.5
Total Benefits and Expenses	2,830.8	2,317.5	8,029.4	7,602.8

Income Before Income Tax	261.7	641.6	1,211.4	1,376.5
Income Tax Expense	59.7	131.3	258.2	258.5

Net Income	$202.0	$510.3	$953.2	$1,118.0

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.03	$2.55	$4.83	$5.55
Assuming Dilution	$1.02	$2.53	$4.81	$5.52

Weighted Average Common Shares - Basic (000s)	196,083.2	200,035.3	197,289.5	201,262.3
Weighted Average Common Shares - Assuming Dilution (000s)	197,131.8	201,650.2	198,295.1	202,519.0
Outstanding Shares - (000s)			195,017.0	199,125.3

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30
	2023		2022
	(in millions)	per share *	(in millions)	per share *
Net Income	$202.0	$1.02	$510.3	$2.53
Excluding:
Net Investment Loss (net of tax benefit of $6.6; $1.0)	(24.4)	(0.13)	(3.4)	(0.02)
Amortization of the Cost of Reinsurance (net of tax benefit of $2.4; $2.5)	(8.7)	(0.04)	(9.3)	(0.04)
Non-Contemporaneous Reinsurance (net of tax benefit of $1.9; $0.3)	(7.3)	(0.04)	(1.4)	(0.01)
Reserve Assumption Updates (net of tax expense (benefit) of $(37.9); $51.2)	(139.3)	(0.71)	192.1	0.95
After-tax Adjusted Operating Income	$381.7	$1.94	$332.3	$1.65

* Assuming Dilution

	September 30
	2023		2022
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,618.1	$49.32	$8,402.8	$42.20
Excluding:
Net Unrealized Loss on Securities	(3,948.4)	(20.25)	(3,486.3)	(17.51)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	1,688.5	8.66	681.7	3.42
Net Unrealized Gain (Loss) on Hedges	(177.7)	(0.91)	13.5	0.07
Subtotal	12,055.7	61.82	11,193.9	56.22
Excluding:
Foreign Currency Translation Adjustment	(382.2)	(1.95)	(439.0)	(2.20)
Subtotal	12,437.9	63.77	11,632.9	58.42
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(330.8)	(1.70)	(380.9)	(1.91)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$12,768.7	$65.47	$12,013.8	$60.33

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

	Three Months Ended
	September 30, 2023	September 30, 2022
	Premium Income	Premium Income in Local Currency[1]		Weighted Average Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$179.9		£129.4	1.265	$163.7
Unum Poland	30.7	zł	99.7	0.242	24.1
Total	210.6				187.8
Unum US	1,657.7		$1,556.8		1,556.8
Colonial Life	431.2		$423.3		423.3
Core Operations	$2,299.5				$2,167.9
1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and millions of U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10